UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2025

ENERGY RECOVERY, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34112	01-0616867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1717 Doolittle Drive, San Leandro, California 94577
(Address of Principal Executive Offices) (Zip Code)

(510) 483-7370
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	ERII	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Technology Officer
On February 26, 2025, the Board of Directors (the “Board”) of the Company announced the appointment of Dr. Ram Ramanan, age 64, as the Company’s Chief Technology Officer, effective March 3, 2025.

Dr. Ramanan has more than 30 years of engineering leadership at startups, IPO-stage ventures, and established organizations. Most recently, Dr. Ramanan served as the Executive Vice President of Engineering of Rondo Energy, from 2023 to 2025. Prior to that, Dr. Ramanan held various roles at Bloom Energy, including Vice President of Engineering from 2019 to 2023, Senior Director of Engineering from 2015 to 2019 and other engineering roles from 2007 to 2015. Dr. Ramanan also worked at Applied Materials from 2005-2007. Dr. Ramanan holds a bachelor’s degree in mechanical engineering from the Indian Institute of Technology, Madras and a Ph.D. in mechanical engineering from The Ohio State University.

Dr. Ramanan’s compensation as Chief Technology Officer is set forth in that certain Offer of Employment dated February 11, 2025 (the “Employment Letter”). Pursuant to the terms of the offer letter, Dr. Ramanan will receive an annual salary of $350,000, be eligible for an annual bonus from 0% to 60% of his annual salary, will receive (i) a one time stock option award to purchase $400,000 of the Company’s common stock, par value $0.001 per share, (ii) a restricted stock unit award with a fair value of $400,000, and (iii) a performance restricted stock unit award with a fair value of $200,000, each under the Company’s 2020 Incentive Plan on the grant date. The stock option award will vest over a four (4) year period, with twenty-five percent (25%) of the stock option vesting on the one year anniversary of the vesting commencement date and 1/36th monthly thereafter. The restricted stock unit award will vest over a four (4) year period, with twenty-five percent (25%) of the restricted stock units vesting on each of the first 4 anniversaries of the vesting commencement date. The performance restricted stock unit award will vest, if at all, on December 31, 2027, conditioned upon the achievement of certain performance goals. The vesting commencement date of the awards will be March 15, 2025 and the exercise price per share of the option will be equal to the closing price on NASDAQ of a share of the Company’s common stock on the vesting commencement date. Each of the stock option award, restricted stock unit award and performance restricted stock unit award will, in all cases, be subject to the terms and conditions of the Company’s 2020 Incentive Plan, award agreement, and notice of grant. The Energy Recovery, Inc. 2020 Incentive Plan, is filed as Exhibit 10.13 to the Company’s 2023 Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on February 21, 2024. Dr. Ramanan shall also be eligible to participate in the Company’s comprehensive benefits programs. Dr. Ramanan’s employment with the Company is “at will”.

A copy of the offer letter is filed hereto as Exhibit 10.1, and is incorporated herein by reference. The foregoing description of the offer letter is subject to, and qualified in its entirety by, the offer letter.

There are no family relationships between Dr. Ramanan and any of the executive officers or directors of the Company, and there are no arrangements or understandings between Dr. Ramanan and any other person pursuant to which he was appointed as an officer of the Company. There are no actual or proposed related party transactions with Dr. Ramanan that are reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Departure of Chief Technology Officer
On February 26, 2025, announced that Dr. Farshad Ghasripoor, the Chief Technology Officer of Energy Recovery, Inc. (the “Company”), will be retiring from the Company effective March 14, 2025. Dr. Ghasripoor’s decision to retire from the Company was not related to any disagreement with the Company's management on any matter related to the Company's operations, policies or practices.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit Number	Description
10.1	Offer Letter to Dr. Ram Ramanan, as Chief Technology Officer
99.1	Press Release, issued by Energy Recovery on February 26, 2025
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Recovery, Inc.

Date:	February 26, 2025	By:	/s/ William Yeung
William Yeung
Chief Legal Officer